CILIO & PARTNERS P.C.
ATTORNEYS

405 Park Avenue
Suite 802
New York, New York 10022
212-223-1581
Fax 212 223-1578

Rome Office:
Via Belsiana, 71
00187 – Rome, Italy
(+39) 06-69941662
Fax (+39) 06-6798118

Bcilio@cilioandpartners.com

www.cilioandpartners.com

October 9, 2008

Board of Directors
Arte Invest Corp.

To Whom it May Concern:

In our capacity as counsel for Arte Invest Corp. (the "Company"), we have participated in the corporate proceedings relative to the issuance by the Company of a maximum of 38,700 shares of common stock as set out and described in the Company's Registration Statement on Form S-1, as amended, under the Securities Act of 1933 (the "Registration Statement").

Based upon the foregoing and upon our examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied us by the Company, having regard for the legal considerations which we deem relevant, we opine that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, as amended, including statutory provisions, and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws;

(2) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

(3) The 38,700 shares of common stock already issued are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to the firm in the Registration Statement.

Very truly yours,

Bruno Cilio

Affiliated offices: Shanghai • Beijing • London • Paris • Milan